                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934


                              REXALL SUNDOWN, INC.
-------------------------------------------------------------------------------
                                (Name of issuer)


                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of class of securities)


                                    761648104
-------------------------------------------------------------------------------
                                 (CUSIP number)

                                 RICHARD WERBER
                       VICE PRESIDENT AND GENERAL COUNSEL
                              REXALL SUNDOWN, INC.
                          6111 BROKEN SOUND PARKWAY, NW
                            BOCA RATON, FLORIDA 33487
                                 (561) 241-9400
-------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                    COPY TO:
                              PAUL BERKOWITZ, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500


                                  JUNE 2, 2000
-------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. / /

                         (Continued on following pages)

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 2 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CDD PARTNERS, LTD.
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /
--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER               0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER             0
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER          0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER        0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 3 OF 35
---------------------------                         ----------------------------


--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CDD MANAGEMENT, INC.

--------- ---------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) /X/
          (See Instructions)                                           (b) / /
--------- ---------------------------------------------------------------------
3         SEC USE ONLY


--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)



--------- ---------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                  / /

--------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          TEXAS

------------------------------------ ----- ------------------------------------
             NUMBER OF                7     SOLE VOTING POWER              0
              SHARES
                                     ----- ------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER            0
             OWNED BY
                                     ----- ------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER         0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER       0
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                               / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          CO
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 4 OF 35
---------------------------                         ----------------------------

1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TRIPLE D INVESTMENTS, LLC
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ---------------------------------------------------------------------
3         SEC USE ONLY

--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ---------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          / /
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          FLORIDA

------------------------------------ ----- ------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                0
              SHARES
                                     ----- ------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER              0
             OWNED BY
                                     ----- ------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER         0
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          CO
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 5 OF 35
---------------------------                         ----------------------------

1.          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SYLVIA DESANTIS REVOCABLE TRUST, U/A DATED OCTOBER 30, 1996

--------- ---------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
          (See Instructions)                                             (b) / /

--------- ---------------------------------------------------------------------
3         SEC USE ONLY

--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)

--------- ---------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

------------------------------------ ----- ------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                0
              SHARES
                                     ----- ------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER              0
             OWNED BY
                                     ----- ------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER         0
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 6 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SYLVIA DESANTIS

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
          (See Instructions)                                             (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION


--------- ----------------------------------------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                  0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER                0
             OWNED BY
                                     ----- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER             0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER           0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                  / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 7 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          SYLVIA DESANTIS IRREVOCABLE LIFE INSURANCE TRUST

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
          (See Instructions)                                             (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                 7     SOLE VOTING POWER                0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER              0
             OWNED BY
                                     ----- ------------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH                10    SHARED DISPOSITIVE POWER         0
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            / /
          CERTAIN SHARES (See Instructions)

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 8 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CARL DESANTIS

--------- --------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- --------------------------------------------------------------------
3         SEC USE ONLY

--------- --------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- --------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
------------------------------------ ----- -----------------------------------
             NUMBER OF                7     SOLE VOTING POWER               0
              SHARES
                                     ----- -----------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER        481,377
             OWNED BY
                                     ----- -----------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER          0
             REPORTING
                                     ----- -----------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER   481,377
--------- --------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          481,377
--------- --------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           / /
          CERTAIN SHARES (See Instructions)


--------- --------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- --------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- --------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 9 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DAMON DESANTIS

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) /X/
          (See Instructions)                                           (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)

--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER        475,901
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER   475,901
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          475,901

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES             / /
          CERTAIN SHARES (See Instructions)

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 10 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CYNTHIA DESANTIS

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) /X/
          (See Instructions)                                           (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER               0
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER          0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 11 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DEAN DESANTIS

--------- ---------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /x/
          (See Instructions)                                            (b) / /

--------- ---------------------------------------------------------------------
3         SEC USE ONLY


--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ---------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- ------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                 0
              SHARES
                                     ----- ------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER         355,000
             OWNED BY
                                     ----- ------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER    355,000
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          355,000

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            / /
          CERTAIN SHARES (See Instructions)

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)

--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 12 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          LAURA DESANTIS

--------- ---------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /x/
          (See Instructions)                                            (b) / /

--------- ---------------------------------------------------------------------
3         SEC USE ONLY


--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ---------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- ------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                0
              SHARES
                                     ----- ------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER              0
             OWNED BY
                                     ----- ------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- ------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER         0
--------- ---------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ---------------------------------------------------------------------
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 13 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DEBORAH DESANTIS

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
          (See Instructions)                                             (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER          87,762
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER     87,762
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          87,762

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 14 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GEARY COTTON

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
          (See Instructions)                                             (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER         456,345
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER    456,345
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          456,345
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 15 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          PATRICIA COTTON

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER               0
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER          0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                  / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------
(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 16 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          STEPHEN FRABITORE

--------- ---------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ---------------------------------------------------------------------
3         SEC USE ONLY


--------- ---------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER          143,787
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER     143,787
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          143,787

--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 17 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          RICHARD GOUDIS

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER         118,333
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER           0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER   118,333
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          118,333

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 18 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GERALD HOLLY

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER          158,260
             OWNED BY
                                     ----- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER     158,260
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          158,260

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 19 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CHRISTIAN NAST

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                  0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER          348,272
             OWNED BY
                                     ----- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER             0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER     348,272
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          348,272

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                 / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 20 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NICKOLAS PALIN

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) /X/
          (See Instructions)                                           (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER         381,584
             OWNED BY
                                     ----- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER    381,584
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          381,584

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                / /

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)

--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 21 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DAVID SCHOFIELD

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF                7     SOLE VOTING POWER                 0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY               8     SHARED VOTING POWER         105,798
             OWNED BY
                                     ----- -------------------------------------
               EACH                   9     SOLE DISPOSITIVE POWER            0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH               10    SHARED DISPOSITIVE POWER    105,798
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          105,798
--------- ---------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           / /
          CERTAIN SHARES (See Instructions)

--------- ---------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)

--------- ---------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ---------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 22 OF 35
---------------------------                         ----------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          RICHARD WERBER

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/
          (See Instructions)                                            (b) / /

--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          / /
          PURSUANT TO ITEM 2(d) or 2(e)

--------- ----------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

------------------------------------ ----- -------------------------------------
             NUMBER OF               7     SOLE VOTING POWER                  0
              SHARES
                                     ----- -------------------------------------
           BENEFICIALLY              8     SHARED VOTING POWER          337,184
             OWNED BY
                                     ----- -------------------------------------
               EACH                  9     SOLE DISPOSITIVE POWER             0
             REPORTING
                                     ----- -------------------------------------
            PERSON WITH              10    SHARED DISPOSITIVE POWER     337,184
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          337,184

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)                                / /

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          LESS THAN 1%(1)
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------- ----------------------------------------------------------------------

(1) Based on a total of 64,063,856 shares of Common Stock outstanding as stated in the Issuer's Schedule 14D-9 filed with the Securities and Exchange commission on May 5, 2000.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 23 OF 35
---------------------------                         ----------------------------

ITEM 1.           SECURITY AND ISSUER.

         This Amendment No. 1 to Schedule 13D ("AMENDMENT NO. 1") amends the Statement on Schedule 13D, dated May 10, 2000 (the "ORIGINAL SCHEDULE 13D"), relating to the common stock, $0.01 per share (the "COMMON STOCK"), of Rexall Sundown, Inc., a Florida corporation (the "COMPANY"), which has its principal executive offices at 6111 Broken Sound Parkway, NW, Boca Raton, FL 33487. All capitalized terms used herein and not defined herein shall have the meanings set forth in the Original Schedule 13D.

ITEM 2.           IDENTITY AND BACKGROUND.

         Information regarding the Reporting Persons was provided in the Original Schedule 13D.

ITEM 3            SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Information regarding the Source and Amount of Funds and other Consideration was provided in the Original Schedule 13D.

ITEM 4            PURPOSE OF TRANSACTION.

         Information regarding the Purpose of the Transaction was provided in the Original Schedule 13D.

ITEM 5            INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is amended by adding the following.

         All of the members of the Group tendered and sold shares of Common Stock in connection with the Offer which expired as scheduled at 12:00 midnight, New York City time, on Friday, June 2, 2000. The remaining shares beneficially owned by the members of the Group consist of options currently exercisable and exercisable within 60 days. Such options are to be cashed out and sold to the Purchaser in accordance with the terms of the Shareholder Agreement.

     CDD

     (a)   Not Applicable

     (b)   (i)    Sole power to vote or direct the vote:                      0
           (ii)   Shared power to vote or direct the vote:                    0
           (iii)  Sole power to dispose of or direct the disposition of:      0
           (iv)   Shared power to dispose of or direct the disposition of:    0

     (c)   Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 24 OF 35
---------------------------                         ----------------------------

     (d)   Not Applicable

     (e)   Not Applicable


     CDD MANAGEMENT

     (a)   Not Applicable

     (b)   (i)      Sole power to vote or direct the vote:                    0
           (ii)     Shared power to vote or direct the vote:                  0
           (iii)    Sole power to dispose of or direct the disposition of:    0
           (iv)     Shared power to dispose of or direct the disposition of:  0

     (c)   Not Applicable

     (d)   Not Applicable

     (e)   Not Applicable

     TRIPLE D

     (a)   Not Applicable

     (b)   (i)      Sole power to vote or direct the vote:                    0
           (ii)     Shared power to vote or direct the vote:                  0
           (iii)    Sole power to dispose of or direct the disposition of:    0
           (iv)     Shared power to dispose of or direct the disposition of:  0

     (c)   Not Applicable

     (d)   Not Applicable

     (e)   Not Applicable

     REVOCABLE TRUST

     (a)   Not Applicable

     (b)   (i)      Sole power to vote or direct the vote:                    0
           (ii)     Shared power to vote or direct the vote:                  0
           (iii)    Sole power to dispose of or direct the disposition of:    0
           (iv)     Shared power to dispose of or direct the disposition of:  0

     (c)   Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 25 OF 35
---------------------------                         ----------------------------

     (d)   Not Applicable

     (e)   Not Applicable

     SYLVIA DESANTIS

     (a)   Not Applicable

     (b)   (i)      Sole power to vote or direct the vote:                    0
           (ii)     Shared power to vote or direct the vote:                  0
           (iii)    Sole power to dispose of or direct the disposition of:    0
           (iv)     Shared power to dispose of or direct the disposition of:  0

     (c)   Not Applicable

     (d)   Not Applicable

     (e)   Not Applicable

     LIFE INSURANCE TRUST

     (a)   Not Applicable

     (b)   (i)      Sole power to vote or direct the vote:                    0
           (ii)     Shared power to vote or direct the vote:                  0
           (iii)    Sole power to dispose of or direct the disposition of:    0
           (iv)     Shared power to dispose of or direct the disposition of:  0

     (c)   Not Applicable

     (d)   Not Applicable

     (e)   Not Applicable

     CARL DESANTIS

     (a) Carl DeSantis beneficially owns 481,377 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 481,377 shares of Common Stock. The 481,377 shares constitute less than 1% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 26 OF 35
---------------------------                         ----------------------------

    (b)  (i)   Sole power to vote or direct the vote:                   0
         (ii)  Shared power to vote or direct the vote:                 481,377
         (iii) Sole power to dispose of or direct the disposition of:   0
         (iv)  Shared power to dispose of or direct the disposition of: 481,377

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

    DAMON DESANTIS

    (a) Damon DeSantis beneficially owns 475,901 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 475,901 shares of Common Stock. The 475,901 shares constitute less than 1% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)   Sole power to vote or direct the vote:                   0
         (ii)  Shared power to vote or direct the vote:                 475,901
         (iii) Sole power to dispose of or direct the disposition of:   0
         (iv)  Shared power to dispose of or direct the disposition of: 475,901

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

    CYNTHIA DESANTIS

    (a)  Not Applicable

    (b)  (i)      Sole power to vote or direct the vote:                      0
         (ii)     Shared power to vote or direct the vote:                    0
         (iii)    Sole power to dispose of or direct the disposition of:      0
         (iv)     Shared power to dispose of or direct the disposition of:    0

    (c)  Not Applicable

    (d)  Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 27 OF 35
---------------------------                         ----------------------------

    (e)  Not Applicable

    DEAN DESANTIS

    (a) Dean DeSantis beneficially owns 355,000 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 355,000 shares of Common Stock. The 355,000 shares constitute less than 1% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)   Sole power to vote or direct the vote:                    0
         (ii)  Shared power to vote or direct the vote:                  355,000
         (iii) Sole power to dispose of or direct the disposition of:    0
         (iv)  Shared power to dispose of or direct the disposition of:  355,000

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

    LAURA DESANTIS

    (a)  Not Applicable

    (b)  (i)   Sole power to vote or direct the vote:                    0
         (ii)  Shared power to vote or direct the vote:                  0
         (iii) Sole power to dispose of or direct the disposition of:    0
         (iv)  Shared power to dispose of or direct the disposition of:  0

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

         DEBORAH DESANTIS

    (a) Deborah DeSantis beneficially owns 87,762 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 87,762 shares of Common Stock. The 87,762 shares constitute less than 1% of the outstanding Common Stock, based on a total of 64,063,856 shares of Common Stock

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 28 OF 35
---------------------------                         ----------------------------

         outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5,
         2000).

    (b)  (i)    Sole power to vote or direct the vote:                    0
         (ii)   Shared power to vote or direct the vote:                  87,762
         (iii)  Sole power to dispose of or direct the disposition of:    0
         (iv)   Shared power to dispose of or direct the disposition of:  87,762

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

    GEARY COTTON

    (a) Geary Cotton beneficially owns 456,345 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 456,345 shares of Common Stock. The 456,345 shares constitute less than 1% of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)   Sole power to vote or direct the vote:                    0
         (ii)  Shared power to vote or direct the vote:                  456,345
         (iii) Sole power to dispose of or direct the disposition of:    0
         (iv)  Shared power to dispose of or direct the disposition of:  456,345

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable

    PATRICIA COTTON

    (a)  Not Applicable

    (b)  (i)    Sole power to vote or direct the vote:                     0
         (ii)   Shared power to vote or direct the vote:                   0
         (iii)  Sole power to dispose of or direct the disposition of:     0
         (iv)   Shared power to dispose of or direct the disposition of:   0

    (c)  Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 29 OF 35
---------------------------                         ----------------------------

    (d)  Not Applicable

    (e)  Not Applicable

    STEPHEN FRABITORE

    (a) Stephen Frabitore beneficially owns 143,787 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 143,787 shares of Common Stock. The 143,787 shares constitute less than 1% of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 143,787
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 143,787

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable


    RICHARD GOUDIS

    (a) Richard Goudis beneficially owns 118,333 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 118,333 shares of Common Stock. The 118,333 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 118,333
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 118,333

    (c)  Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 30 OF 35
---------------------------                         ----------------------------

    (d)  Not Applicable

    (e)  Not Applicable


    GERALD HOLLY

    (a)  Gerald Holly beneficially owns 158,260 shares of the outstanding
         Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 158,260 shares of Common Stock. The 158,260 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 158,260
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 158,260

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable


    CHRISTIAN NAST

    (a) Christian Nast beneficially owns 348,272 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 348,272 shares of Common Stock. The 348,272 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 348,272
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 348,272

    (c)  Not Applicable

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 31 OF 35
---------------------------                         ----------------------------

    (d)  Not Applicable

    (e)  Not Applicable


    NICKOLAS PALIN

    (a) Nickolas Palin beneficially owns 381,584 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 381,584 shares of Common Stock. The 381,584 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 381,584
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 381,584

    (c) On April 26, 2000, Nickolas Palin exercised an option (which was due to expire) to purchase 6,000 shares of Common Stock at an exercise price of $3.167 per share.

    (d)  Not Applicable

    (e)  Not Applicable


    DAVID SCHOFIELD

    (a) David Schofield beneficially owns 105,798 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 105,798 shares of Common Stock. The 105,798 shares constitute less than one percent of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 105,798
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 105,798

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 32 OF 35
---------------------------                         ----------------------------

    (c)  Not Applicable

    (d)  Not Applicable

    (e)  Not Applicable


    RICHARD WERBER

    (a) Richard Werber beneficially owns 337,184 shares of the outstanding Common Stock of the Company, with such beneficial ownership consisting of options currently exercisable and exercisable within 60 days for 337,184 shares of Common Stock. The 337,184 shares constitute less than 1% of the outstanding Common Stock of the Company, based on a total of 64,063,856 shares of Common Stock outstanding as of April 28, 2000 (as stated in the Company's Schedule 14D-9 filed with the Securities and Exchange Commission on May 5, 2000).

    (b)  (i)    Sole power to vote or direct the vote:                   0
         (ii)   Shared power to vote or direct the vote:                 337,184
         (iii)  Sole power to dispose of or direct the disposition of:   0
         (iv)   Shared power to dispose of or direct the disposition of: 337,184

    (c) On April 26, 2000, Richard Werber exercised an option (which was due to expire) to purchase 15,000 shares of Common Stock at an exercise price of $3.167 per share.

    (d)  Not Applicable

    (e)  Not Applicable

ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

    Information regarding Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer was provided in the Original Schedule 13D.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         None.

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 33 OF 35
---------------------------                         ----------------------------

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement with respect to it is true, complete and correct.

Date:   June 21, 2000
                             CDD PARTNERS, LTD.

                             By: CDD Management, Inc. General Partner

                             /s/ Carl DeSantis
                             ------------------------------------------------
                               Carl DeSantis, President

                             TRIPLE D INVESMENTS, L.L.C.

                             /s/ Damon DeSantis
                             ------------------------------------------------
                               Damon DeSantis, as trustee of the Sylvia
                               DeSantis Irrevocable Life Insurance Trust,
                               a Member

                             /s/ Dean DeSantis
                             ------------------------------------------------
                               Dean DeSantis, as trustee of the Sylvia
                               DeSantis Irrevocable Life Insurance Trust,
                               a Member

                             /s/ Deborah DeSantis
                             ------------------------------------------------
                               Deborah DeSantis, as trustee of the Sylvia
                               DeSantis Irrevocable Life Insurance Trust, a
                               Member

                             SYLVIA DESANTIS REVOCABLE
                             TRUST

                             /s/ Sylvia DeSantis
                             ------------------------------------------------
                                      Sylvia DeSantis, Trustee

                             SYLVIA DESANTIS IRREVOCABLE
                             LIFE INSURANCE TRUST

                             /s/ Damon DeSantis
                             ------------------------------------------------
                                      Damon DeSantis, Trustee

                             /s/ Dean DeSantis
                             ------------------------------------------------
                                      Dean DeSantis, Trustee

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 34 OF 35
---------------------------                         ----------------------------

                             /s/ Deborah DeSantis
                             ------------------------------------------------
                                      Deborah DeSantis, Trustee

                             INDIVIDUAL SHAREHOLDERS

                             /s/ Carl DeSantis
                             ------------------------------------------------
                                      Carl DeSantis

                             /s/ Damon DeSantis
                             ------------------------------------------------
                                      Damon DeSantis

                             /s/ Cynthia DeSantis
                             ------------------------------------------------
                                      Cynthia DeSantis, as Custodian

                             /s/ Dean DeSantis
                             ------------------------------------------------
                                      Dean DeSantis

                             /s/ Laura DeSantis
                             ------------------------------------------------
                                      Laura DeSantis

                             /s/ Deborah DeSantis
                             ------------------------------------------------
                                      Deborah DeSantis

                             /s/ Geary Cotton
                             ------------------------------------------------
                                      Geary Cotton

                             /s/ Patricia Cotton
                             ------------------------------------------------
                                      Patricia Cotton

                             /s/ Stephen Frabitore
                             ------------------------------------------------
                                      Stephen Frabitore

                             /s/ Richard Goudis
                             ------------------------------------------------
                                      Richard Goudis

                             /s/ Gerald Holly
                             ------------------------------------------------
                                      Gerald Holly

                             /s/ Christian Nast
                             ------------------------------------------------
                                      Christian Nast

                             /s/ Nickolas Palin
                             ------------------------------------------------
                                      Nickolas Palin

---------------------------                         ----------------------------
CUSIP NO.  761648104             SCHEDULE 13D                PAGE 35 OF 35
---------------------------                         ----------------------------

                             /s/ David Schofield
                             ------------------------------------------------
                                      David Schofield

                             /s/ Richard Werber
                             ------------------------------------------------
                                      Richard Werber